U.S. SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 14, 2008

ADA-ES, INC.

(Name of registrant as specified in its charter)

Colorado	000-50216	84-1457385
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

8100 SouthPark Way, Unit B, Littleton, Colorado	80120
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:    (303)734-1727

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers

Effective as of January 14, 2008, our Board of Directors enlarged the number of directorships by one, to a total of nine, and appointed W. Phillip Marcum to fill the vacant directorship. Mr. Marcum’s term will run until the next annual meeting of our shareholders at which directors are elected. Mr. Marcum has not served in any capacity for us prior to this appointment, and there are no arrangements or understandings between him and any other person pursuant to which he was selected to serve as a director. Mr. Marcum has not yet been named to any committees of the Board, but we expect him to serve on at least one, and perhaps more, of our Board committees.

Mr. Marcum will be entitled to standard compensation for service as a non-management director, which includes $18,000 a year, payable as a combination of cash (up to a maximum of $9,000) and/or common stock (valued at fair market value as of the day of grant), at the election of the director, plus standard meeting attendance fees. Mr. Marcum was also granted an option to purchase 5,000 shares of our common stock under our 2005 Director’s Compensation Plan, which is exercisable at $10.09 per share, and which will vest evenly over a three year period, with one third of the option vesting at the end of each year of service.

No transactions between us and Mr. Marcum have occurred or are contemplated that would be required to be disclosed pursuant to Regulation S-K, Item 404(a).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: January 17, 2008

ADA-ES, Inc. Registrant

/s/ Mark H. McKinnies
Mark H. McKinnies Chief Financial Officer